December 26, 2012

U.S. Geothermal Inc.
1505 Tyrell Lane
Boise, Idaho 83706

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to our opinion letter dated October 19, 2010 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (the “Registration Statement”) filed on October 28, 2010, as amended on November 24, 2010, by U.S. Geothermal Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of shares of common stock, $0.001 par value per share (the “Common Stock”), warrants to purchase shares of Common Stock and units. The Registration Statement was declared effective by the SEC on December 1, 2010. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) dated December 21, 2012 by the Company with the SEC pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering (the “Offering”) by the Company pursuant to the Registration Statement of up to 11,960,792 units (each, a “Unit” and collectively, the “Units”) of the Company at a price of $0.37 per Unit to certain investors (each, an “Investor” and collectively, the “Investors”) pursuant to a subscription agreement (each, an “Agreement” and collectively, the “Agreements”) between the Company and each of the Investors dated December 21, 2012. Each Unit consists of one share of Common Stock (each, a “Share” and collectively, the “Shares”) and one-half of one Common Stock purchase warrant (each whole warrant, a “Warrant” and collectively, the “Warrants”). Each Warrant will entitle the holder thereof to acquire one additional share of Common Stock (each, a “Warrant Share” and collectively, the “Warrant Shares”) for a period of 60 months following the closing of the Offering for $0.50 per Warrant Share. We understand that the Units, Shares, Warrants and Warrant Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

December 26, 2012

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that:

1.	the Units, Shares, Warrants and Warrant Shares have been duly authorized;

2.

upon issuance and delivery of the Shares against payment therefor in accordance with the terms of the Subscription Agreements and issuance and delivery of the Warrant Shares upon due exercise of the Warrants, such Shares and Warrant Shares, respectively, will be validly issued, fully paid and non-assessable; and

3.

upon issuance and delivery of the Units and Warrants in accordance with terms of the Subscription Agreements, such Units and Warrants will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity), limitations on the availability of equitable relief, including specific performance, and implied covenants of good faith and fair dealing.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Prospectus and Prospectus Supplement included in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. We disclaim any obligation to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws that might affect any matter or opinion set forth herein.

Sincerely,

/s/ Dorsey & Whitney LLP

KRA/CJB